Monthly Compliance Report pursuant to the Rule 10f-3*
For the period from January 1, 2011 to June 30, 2011
JPM Value Opportunities Fund

Fund	Trade Date	Issuer	CUSIP	Shares	Offering Price	Spread	Cost	Dealer Executing Trade	% of Offering	Syndicate
JPMorgan Value Opportunities Fund	1/20/11	Fifth Third Bancorp (FITB) Secondary	31677310	71,500	$14.00	$0.42	$1,001,000.00	Deutsche Bank Securities	1.92%	J.P. Morgan, Deutsche Bank Securities, Credit Suisse, Goldman, Sachs & Co., BofA Merrill Lynch, Citi, Keefe, Bruyette & Woods, Aladdin Capital LLC, Sandler O'Neill + Partners, L.P.
JPMorgan Value Opportunities Fund	3/3/11	MetLife, Inc. (MET) Secondary	59156R10	10,700	$43.25	$0.22	$462,775.00	Goldman, Sachs & Co.	1.72%
Goldman, Sachs & Co., Citi, Credit Suisse, BofA Merrill Lynch, Barclays Capital, Deutsche Bank Securities, J.P. Morgan, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities, BNP Paribas, HSBC, Mizuho Securities USA Inc., Nomura, Piper Jaffray, PNC Capital Markets LLC, RBC Capital Markets, RBS, Scotia Capital, Societe Generale, SMBC Nikko, Cabrera Capital Markets, LLC, CastleOak Securities, L.P., Guzman & Company, Lebenthal, Capital Markets, Loop Capital Markets, MFR Securities, Inc., M.R. Beal & Company, Ramirez & Co., Inc., Siebert Capital Markets, The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Blaylock Robert Van, LLC

JPMorgan Value Opportunities Fund	3/9/11	TCF Financial Corporation (TCB) Secondary	87227510	110,600	$15.25	$0.69	$1,686,650.00	Morgan Stanley & Company	2.99%	J.P. Morgan, Morgan Stanley, RBC Capital Markets
JPMorgan Value Opportunities Fund	5/26/11	Freescale Semiconductor Holdings I, Ltd. (FSL) IPO	G3727Q10	103,100	$18.00	$0.81	$1,855,800.00	Deutsche Bank Securities	11.83%
Citi, Deutsche Bank Securities, Barclays Capital, Credit Suisse, J.P. Morgan, Goldman, Sachs & Co., RBC Capital Markets, UBS Investment Bank, Sanford C. Bernstein, Gleacher & Company, Oppenheimer & Co., Pacific Crest Securities, Piper Jaffray

* All issuers have been reviewed and confirmed to have a continuous operating history of not less than three years (Including the operations of predecessors).